Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries and the effectiveness of TreeHouse Foods, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TreeHouse Foods, Inc. for the year ended December 31, 2012, and to reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 20, 2013